Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Olema Pharmaceuticals, Inc., for the registration of $200,000,000 of any combination of securities outlined in the Prospectus and to the incorporation by reference therein of our reports dated February 28, 2022 with respect to the consolidated financial statements of Olema Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Olema Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
February 28, 2022